AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 24th day of  February, 2009, to the Fund Administration Servicing Agreement, dated as of June 22, 2006 (the "Agreement"), as amended July, 24, 2006, is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the FundX Upgrader Fund, the FundX Stock Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, the FundX Flexible Income Fund, the FundX ETF Upgrader Fund, the FundX ETF Aggressive Upgrader Fund, the FundX Tactical Upgrader Fund  and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the FundX Tactical Total Return Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit D to the
Professionally Managed Portfolios Fund Administration Servicing Agreement
DAL Investment Company (February 2009)

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE FOR FUNDX UPGRADER FUNDS
FundX Upgrader Fund FundX Aggressive Upgrader Fund FundX Conservative Upgrader Fund FundX Flexible Income FundX Tactical Total Return Fund	FundX ETF Upgrader Fund FundX ETF Aggressive Upgrader Fund FundX Tactical Upgrader Fund FundX Stock Upgrader Fund

Domestic Funds

Annual fee based upon assets for Fund Complex*
 10 basis points on the first $150 million
  5 basis points on the next $350 million
  4 basis points on the next $500 million
  3 basis points on the balance

 Minimum annual fee:  $30,000 first fund
                                            $15,000 additional funds

Extraordinary services – quoted separately

Multiple Classes – Add the following per class:
    $15,000 per fund minimum

Includes monthly fund performance reporting.  Daily
performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
 Postage, Stationery
 Programming, Special Reports
 Proxies, Insurance
 EDGAR filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from board of directors meetings
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Fees are billed monthly

* Subject to CPI increase.